Exhibit 99.1

IMUNON Appoints Dr. Sebastien Hazard as Chief Medical Officer and Reports Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

Accomplished pharmaceutical and biotechnology executive to lead IMUNON’s clinical programs in ovarian cancer and infectious diseases

LAWRENCEVILLE, N.J. (December 11, 2023) – IMUNON, Inc. (NASDAQ: IMNN), a clinical-stage drug-development company focused on developing non-viral DNA-mediated immunotherapy and next-generation vaccines, announces the appointment of Sebastien Hazard, M.D. as Chief Medical Officer, effective December 11, 2023. Dr. Hazard brings to IMUNON a strong background in building and leading clinical development organizations, most recently at Bicycle Therapeutics. He will report to IMUNON’s President and Chief Executive Officer, Dr. Corinne Le Goff.

“We are delighted to welcome Dr. Hazard to IMUNON to lead this important function,” said Dr. Le Goff. “The timing is right to add a CMO to advance the clinical development of our lead programs, in particular as we prepare to report topline data in the second quarter of 2024 from the OVATION 2 Study with IMNN-001, our gene-mediated IL-2 immunotherapy based on our TheraPlas® platform, in advanced ovarian cancer. Sebastien will be instrumental in supporting and crafting our go-forward strategy for this drug, in particular because of his extensive oncology experience including ovarian cancer.”

Dr. Hazard has nearly 25 years of experience in drug development and commercialization. Most recently he was Senior Vice President, Head of Clinical Development at Bicycle Therapeutics, where he was instrumental in bringing the company’s lead asset from early to late-stage clinical development. Prior to joining Bicycle, Dr. Hazard was with GSK as Clinical Development Lead, where he helped develop the PARP inhibitor niraparib across multiple tumor types. Prior to joining GSK, he was Senior Medical Director at TESARO, which was subsequently acquired by GSK, working to develop niraparib as a first-line treatment for ovarian cancer. In addition to holding various positions at Genentech, F. Hoffmann-La Roche, Roche and Novartis, earlier in his career Dr. Hazard served as an advisor to the head of the French Drug Agency and to the French Health Minister’s cabinet.

Dr. Hazard holds a Doctorate in Medicine, Internal Medicine and Public Health from Paris VI Pitie Salpetriere, an Executive MBA from INSEAD and a Master’s degree in epidemiology and statistics applied to clinical research from Paris VI University.

The Company also announced today that on December 7, 2023, in connection with Dr. Hazard’s appointment as CMO, the Compensation Committee of the Board of Directors of the Company approved an inducement option to purchase 80,000 shares of common stock (the “Inducement Option”) and a restricted inducement stock grant of 20,000 shares of common stock (the “Restricted Inducement Grant”) to Dr. Hazard. The Inducement Option has an exercise price of $0.88 per share, which is equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on December 7, 2023, will vest over four years, subject to Dr. Hazard’s continued service with the Company on each applicable vesting date, with 25% of the underlying shares vesting on the one-year anniversary of the vesting commencement date, and 75% of the underlying shares vesting in equal installments over the next twelve calendar quarters. The Restricted Inducement Grant will vest on the one-year anniversary of Dr. Hazard’s first day of employment, subject to Dr. Hazard’s continued service with the Company on such date. Each of the Inducement Option and the Restricted Inducement Grant is an inducement material to Dr. Hazard entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

About IMUNON

IMUNON is a fully integrated, clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across four modalities. The first modality, TheraPlas®, is developed for the coding of proteins and cytokines in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the coding of viral antigens that can elicit a strong immunological response. This technology may represent a promising platform for the development of vaccines in infectious diseases. The third modality, FixPlas®, concerns the application of our DNA technology to produce universal cancer vaccines, also called tumor associated antigen cancer vaccines. The fourth modality, IndiPlas®, is in the discovery phase and will focus on the development of personalized cancer vaccines, or neoepitope cancer vaccines.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer currently in Phase 2 development. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company is conducting IND-enabling preclinical studies for the development of a COVID-19 booster vaccine (IMNN-101) and a treatment for the LASSA virus (IMNN-102). The Company has also initiated preclinical work to develop a Trp2 tumor associated antigen cancer vaccine in melanoma (IMNN-201). We will continue to leverage these modalities and to advance the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information on IMUNON, visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure of conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

IMUNON	LHA Investor Relations
Jeffrey W. Church	Kim Sutton Golodetz
Executive Vice President, CFO	212-838-3777
and Corporate Secretary	Kgolodetz@lhai.com
609-482-2455
jchurch@imunon.com

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